Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Auddia Inc. of our report dated April 1, 2024, relating to our audit of the December 31, 2023 financial statements of Auddia Inc, which appears in Auddia Inc’s Annual Form 10-K for the year ended December 31, 2023. Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

December 19, 2024